Exhibit 23.1

Ehrhardt Keefe Steiner & Hottman P.C.

7979 E. Tufts Ave., Suite 400

Denver, Colorado 80237-2843

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Rentech, Inc.

Denver, Colorado

                We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rentech, Inc. pertaining to the Rentech, Inc. Option Grant to the following: Rentech, Inc. Option Grant to Patricia Butler on July 11, 2002; Rentech, Inc. Option Grant to Geoffrey S. Flagg on May 16, 2001; Rentech, Inc. Option Grant to Jim D. Fletcher on July 11, 2002; Rentech, Inc. Option Grant to Carol Florcyk on July 11, 2002;Rentech, Inc. Option Grant to Mark D. Ibsen on May 16, 2001; Rentech, Inc. Option Grant to Mark D. Ibsen on July 11, 2002; Rentech, Inc. Option Grant to Debra L. McCormick on July 11, 2002; Rentech, Inc. Option Grant to Peter S. Pedersen on May 16, 2001; Rentech, Inc. Option Grant to Peter S. Pedersen on July 11, 2002; Rentech, Inc. Option Grant to Richard Ridley on July 11, 2002; Rentech, Inc. Option Grant to Richard Sheppard on May 16, 2001; Rentech, Inc. Option Grant to Richard Sheppard on July 11, 2002; Rentech, Inc. Option Grant to James E. Siebarth on July 11, 2002; Rentech, Inc. Option Grant to W. Earl Somerville on May 16, 2001; Rentech, Inc. Option Grant to W. Earl Somerville on July 11, 2002; Rentech, Inc. Option Grant to W. Earl Somerville on July 11, 2002; Rentech, Inc. Option Grant to Peter J. Tijm on May 16, 2001 (collectively, the “Plans”) of our report dated December 5, 2005 relating to the consolidated financial statements of Rentech, Inc. appearing in the Annual Report on Form 10-K of Rentech, Inc. for the year ended September 30, 2005.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.

Denver, Colorado
May 12, 2006